Exhibit 99.1

FTI Consulting, Inc.

777 South Flagler Drive, Suite 1500

West Palm Beach, FL 33401

+1.561.515.6078

Investor Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

Media Contact:

Matthew Clark

+1.202.728.8766

matthew.clark@fticonsulting.com

FTI Consulting Announces Leadership Transition

Steve Gunby Appointed President and Chief Executive Officer

Jack Dunn and Dennis Shaughnessy to Remain in Advisory Roles

West Palm Beach, Fla., Dec. 16, 2013 – FTI Consulting, Inc. (NYSE: FCN), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value (the “Company”), today announced that Steve Gunby, 56, has been appointed by the Company’s Board of Directors to become President and Chief Executive Officer (“CEO”). Mr. Gunby will join the Company and be appointed as a director on January 20, 2014, succeeding Jack Dunn, who will leave his positions as an executive officer and director after 21 years of service with the Company. The selection of Mr. Gunby culminates the CEO succession planning process instituted earlier this year by the Board of Directors.

Mr. Gunby brings more than 30 years of strategic, operational and performance improvement experience in global management consulting to multi-national corporations. He has deep expertise in building long-term client relationships and growing a highly regarded consulting firm. Mr. Gunby joins the Company from The Boston Consulting Group, Inc. (“BCG”), where he has been employed since 1983, and has been a senior partner and managing director since 1993. He leads BCG’s global Transformation and Large Scale Change Practice. Previously he led BCG’s operations in the Americas.

“After careful consideration, the Board determined that the succession planning process provided an opportunity to infuse fresh perspective and complementary experience in order to move FTI Consulting into its next stage of growth,” said Gerard E. Holthaus, the Company’s Presiding Director. “We believe Steve’s extensive consulting industry experience, his understanding of the opportunities and challenges of a global consulting brand and his success in leading growth and profitability initiatives represent a good combination of capability and track record from which to lead the Company into its next phase.”

Mr. Gunby has served on BCG’s Executive and Operating Committees during a period where BCG greatly increased its global footprint, including major expansions into China and India. The term of his leadership from 2003-2009 began an era of historic success for BCG’s Americas business, which saw significant revenue growth, tripling of profitability and improved employee morale. Mr. Gunby has led or been actively involved in generating some of the firm’s largest and most significant client relationships.

“I greatly admire what Jack and Dennis, two true pioneers in the consulting business, and the FTI Consulting team have achieved over the past 21 years. I am privileged to have been entrusted with this role and to be joining such an incredibly accomplished group of professionals,” said Mr. Gunby. “More important, I am excited. FTI Consulting has tremendous global opportunities ahead and I look forward to working closely with the executive management team and with all of FTI Consulting’s professionals to build on the solid growth strategy in place and further enhance opportunities for employees, the quality and value delivered to clients, and, as a result, the returns achieved for stockholders.”

Mr. Dunn will continue to serve as President and CEO and a director of FTI Consulting until Mr. Gunby joins the Company on January 20, 2014.

“With Jack at the helm, FTI Consulting has grown from a small forensic consulting firm with approximately $7 million in revenue to one of the largest global business advisory firms with approximately $1.6 billion in revenue and a unique range of services,” said Mr. Holthaus. “Jack’s passion and drive have been instrumental in shaping the trajectory of the Company over the past two decades. His dedication to that mission has touched the lives of many. On behalf of the entire Board, we wish to acknowledge the tremendous contribution Jack has made to the firm. The Board has every confidence that, under Steve’s leadership, FTI Consulting will continue to set the standard for performance and leadership in global consulting services.”

The Company also announced that the Board of Directors has adopted a revised governance model in which it will have an independent Chairman of the Board. This change will be implemented in connection with the previously announced retirement of Dennis Shaughnessy as Executive Chairman, which will occur at the conclusion of the Board’s regularly scheduled meeting on December 17, 2013. Also, Mr. Shaughnessy will resign as a director on that date. The Board elected Mr. Holthaus, currently the Presiding Director, to become Non-Executive Chairman of the Board effective December 17, 2013. The Board determined that electing Mr. Holthaus as Chairman would provide desired continuity in governance. Mr. Holthaus has been an independent director of the Company since 2004 and has been the Presiding Director since 2006. Additionally, the Board has authorized a decrease in the overall size of the Board to eight directors from nine directors, effective on December 17, 2013, immediately following Mr. Shaughnessy’s resignation.

Messrs. Dunn and Shaughnessy will remain available to the Company’s management team in advisory roles.

Additional information about these leadership changes, together with copies of the agreements the Company has entered into with Messrs. Gunby, Dunn and Shaughnessy in connection with these changes, are contained in a Current Report on Form 8-K that the Company is filing today with the Securities and Exchange Commission.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With over 4,100 employees located in 25 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management, strategic communications and restructuring. The Company generated $1.58 billion in revenues during fiscal year 2012. More information can be found at www.fticonsulting.com.

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